Exhibit 8.1

[LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP ]

June 22, 2010

Brookfield Infrastructure Partners L.P.

Cannon’s Court

22 Victoria Street

Hamilton, HM 12, Bermuda

Ladies and Gentlemen:

We have acted as United States tax counsel for Brookfield Infrastructure Partners L.P., a Bermuda limited partnership (“BIP”), in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”), including the prospectus contained therein, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), in respect of 2,750,000 Limited Partnership Units issuable pursuant to BIP’s Distribution Reinvestment Plan (the “Plan”).

We have been requested to render our opinion as to certain tax matters in connection with the Registration Statement.  Capitalized terms used and not defined herein have the meanings given to them in the Registration Statement.

In formulating our opinion, we examined such documents as we deemed appropriate, including the Registration Statement.  In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of BIP.

Our opinion set forth below assumes (1) the accuracy of the statements, facts and assumptions concerning the Plan set forth in the Registration Statement and (2) the consummation of the Plan in the manner contemplated by, and in accordance with the terms set forth in, the Registration Statement.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and in the Registration Statement and the qualifications set forth in the Registration

Statement and below, we are of the opinion that statements contained in the Registration Statement under the heading “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS”, to the extent that they constitute matters of United States federal income tax law or legal conclusions with respect thereto, fairly and accurately summarize the matters set forth therein in all material respects.  In this regard, we note that the statements as to BIP’s, Brookfield Infrastructure’s, the Managing General Partner’s, and the Infrastructure General Partner’s beliefs and intentions as to factual matters represent the views of BIP’s management and do not represent legal opinions of its counsel.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case as currently in effect and any of which may be changed at any time with retroactive effect.  Any change in applicable laws or facts and circumstances surrounding the Plan, or any inaccuracy in the statements, facts, assumptions or representations on which we have relied, may affect the continuing validity of the opinion set forth herein.  We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.  No opinion is expressed on any matter other than those specifically covered by the foregoing opinion.

We are furnishing this letter in our capacity as U.S. tax counsel to BIP. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose except as set forth below.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act.  In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP